                                                                      EXHIBIT 12


                             NATIONAL-OILWELL, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)


                                                 SIX MONTHS ENDED     YEAR ENDED
                                                     JUNE 30,        DECEMBER 31,       YEAR ENDED AUGUST 31,
                                                 ----------------   ---------------   -------------------------
                                                  1998      1997     1997     1996     1995     1994      1993
                                                 ------    ------   ------   ------   ------   ------    ------
                                                         (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)
EARNINGS:
  Income (loss) before income taxes              71,643    32,260   82,482   16,718   12,196   (6,709)    6,061
  Interest expense                                2,933     2,422    5,078    9,741       64      215       506
  Amortization of debt costs                         50       114      191    1,281       --       --        --
  Estimated interest portion of rental expense      325       360      720      840       64       48        48
                                                 ------    ------   ------   ------   ------   ------    ------
  EARNINGS                                       74,951    35,156   88,471   28,580   12,324   (6,446)    6,615

FIXED CHARGES:
  Interest expense                                2,933     2,422    5,078    9,741       64      215       506
  Amortization of debt costs                         50       114      191    1,281       --       --        --
  Estimated interest portion of rental expense      325       360      720      840       64       48        48
                                                 ------    ------   ------   ------   ------   ------    ------
  TOTAL FIXED CHARGES                             3,308     2,896    5,989   11,862      128      263       554

RATIO OF EARNINGS TO FIXED CHARGES                 22.7      12.1     14.8      2.4     96.3       --(1)   11.9

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(1)  Additional income before income taxes necessary to attain a ratio of 1.0 would have been $6.7 million.